Exhibit 99.1
CastlePoint Holdings, Ltd.
Consolidated Balance Sheets
(Unaudited)

	September 30,	December 31,
(in thousands, except par value and share amounts)	2008	2007

Assets
Fixed-maturity securities, available-for-sale, at fair value (amortized cost of $548,629 and $484,489)	$517,557	$484,972
Equity securities, available-for-sale, at fair value (cost of $45,970 and $44,036)	33,665	42,402
Short-term investments, available-for-sale, at fair value (amortized cost of $10,460 and $0)	10,460	—

Total available-for-sale investments	561,682	527,374
Investment in partnerships, equity method	—	8,503
Common trust securities – statutory business trusts, equity method	4,022	4,022

Total investments	565,704	539,899
Cash and cash equivalents	217,511	153,632
Accrued investment income	4,900	4,064
Premiums receivable (primarily with related parties – See note 3)	169,150	125,597
Premiums receivable – programs (primarily with related parties – See note 3)	33,819	9,083
Prepaid reinsurance premiums	9,100	3,475
Reinsurance recoverable on paid loss & loss adjustment expense	1,544	22
Reinsurance recoverable on unpaid loss & loss adjustment expense	5,571	315
Deferred acquisition costs (primarily with related parties – See note 3)	81,615	73,073
Deferred income taxes	4,933	7,051
Deferred financing fees	3,579	3,673
Other assets	12,476	7,174

Total assets	$1,109,902	$927,058

Liabilities and Shareholders’ Equity
Liabilities
Loss and loss adjustment expenses (primarily with related parties – See note 3)	$222,412	$121,741
Unearned premium (primarily with related parties – See note 3)	244,789	217,518
Losses payable (primarily with related parties – See note 3)	31,544	8,527
Premiums payable (primarily with related parties – See note 3)	73,723	16,257
Accounts payable and accrued expenses	9,946	3,592
Other liabilities	8,792	3,595
Subordinated debentures	134,022	134,022

Total liabilities	725,228	505,252

Shareholders’ Equity
Common shares ($0.01 par value, 100,000,000 shares authorized; 38,305,735 and 38,289,430 shares outstanding)	383	383
Additional paid-in-capital	386,867	385,057
Accumulated other comprehensive net loss	(41,932)	(1,051)
Retained earnings	39,356	37,417

Total shareholders’ equity	384,674	421,806

Total liabilities and shareholders’ equity	$1,109,902	$927,058

See accompanying notes to the consolidated financial statements.

CastlePoint Holdings, Ltd.
Consolidated Statements of Income and Comprehensive Income
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
($ in thousands, except share and per share amounts)	2008	2007	2008	2007

Revenues
Net premiums earned (primarily with related parties – See note 3)	$113,275	$65,610	$324,494	$167,146
Insurance services revenue (primarily with related parties – See note 3)	10,772	1,667	27,121	3,902
Net investment income	9,206	7,538	22,590	21,417
Net realized investment losses	(10,470)	(79)	(11,906)	(98)

Total revenues	122,783	74,736	362,299	192,367
Expenses
Loss and loss adjustment expenses (primarily with related parties – See note 3)	65,711	34,482	180,906	87,790
Commission and other acquisition expenses (primarily with related parties – See note 3)	46,861	24,147	133,870	60,110
Other operating expenses	16,157	4,268	28,790	11,983
Interest expense	2,874	2,254	8,543	6,608

Total expenses	131,603	65,151	352,109	166,491

Income (loss) before income taxes	(8,820)	9,585	10,190	25,876
Income tax benefit (expense)	(4,332)	956	(3,463)	2,254

Net income (loss)	$(13,152)	$10,541	$6,727	$28,130

Comprehensive income (loss)
Net income (loss)	$(13,152)	$10,541	$6,727	$28,130
Gross unrealized investment holding losses arising during period	(34,755)	(2,032)	(54,132)	(7,977)
Reclassification adjustment for losses included in net income	10,470	(287)	11,906	(268)
Income tax recovery related to items of other comprehensive loss	75	140	1,345	725

Total other comprehensive loss	(24,210)	(2,179)	(40,881)	(7,520)

Comprehensive income (loss)	$(37,362)	$8,362	$(34,154)	$20,610

Basic and diluted earnings per share
Basic	$(0.34)	$0.28	$0.18	$0.79

Diluted	$(0.34)	$0.27	$0.18	$0.78

Weighted average common shares outstanding
Basic	38,282,320	38,277,148	38,280,781	35,658,652
Diluted	38,282,320	38,549,305	38,403,449	36,008,824

Dividends declared and paid per common share
Common stock	$0.050	$0.025	$0.125	$0.075

See accompanying notes to the consolidated financial statements.

CastlePoint Holdings, Ltd.
Consolidated Statements of Cash Flows
(Unaudited)

	Nine Months Ended
	September 30,
($ in thousands)	2008	2007

Cash flows from operating activities:
Net income	$6,727	$28,130
Adjustments to reconcile net income to net cash provided by (used in) operations:
Net realized investment losses	11,906	98
Depreciation and amortization	285	131
Amortization of bond premium or discount	(353)	(438)
Amortization of stock-based compensation expense	1,810	1,456
Amortization of deferred financing fees	95	78
Equity in limited partnerships	3,584	499
Deferred income taxes	3,463	(2,254)
(Increase) decrease in assets
Accrued investment income	(836)	(1,837)
Premiums receivable	(43,553)	(48,181)
Premiums receivable	(24,736)	(1,350)
Prepaid reinsurance premiums	(5,626)	(2,343)
Reinsurance recoverable on paid loss and loss adjustment expense	(1,522)	—
Reinsurance recoverable on unpaid loss and loss adjustment expense	(5,256)	—
Deferred acquisition costs	(8,542)	(25,250)
Other assets	(5,378)	(2,226)
Increase (decrease) in liabilities
Loss and loss adjustment expenses	100,671	66,618
Unearned premium	27,272	78,177
Losses payable	23,017	303
Premiums’ payable – programs	57,467	4,727
Accounts payable and accrued expenses	6,354	(880)
Other liabilities	5,197	380

Net cash flows provided by operations	152,046	95,838

Cash flows from investing activities:
Cost of fixed assets purchased	(210)	(998)
Purchases of fixed-maturity securities	(365,064)	(384,713)
Purchases of equity securities	(27,994)	(46,124)
Sales or maturity of fixed-maturity securities	290,536	205,966
Sales of other investments	4,919	40,000
Sales of equity securities	24,894	(10,000)
Net short-term investments (purchased) sold	(10,460)	51,626

Net cash flows (used in) investing activities	(83,379)	(144,243)

Cash flows from financing activities:
Net proceeds from subordinated debentures	—	29,302
Net proceeds from Initial Public Offering	—	114,549
Dividends to shareholders	(4,788)	(2,654)

Net cash flows provided by (used in) financing activities	(4,788)	141,197

Increase in cash and cash equivalents	63,879	92,792
Cash and cash equivalents, beginning of period	153,632	34,784

Cash and cash equivalents, end of period	$217,511	$127,576

Supplemental disclosures of cash flow information
Cash paid for income taxes	$—	$19
Cash paid for interest	$8,600	$6,719

See accompanying notes to the consolidated financial statements.

CastlePoint Holdings, Ltd.
Consolidated Statement of Changes in Shareholders’ Equity
For The Nine Months Ended September 30, 2008
(Unaudited)

			Accumulated
		Additional	Other		Total
		Paid-In	Comprehensive	Retained	Shareholders’
($ in thousands)	Common Stock	Capital	Income (loss)	Earnings	Equity
Balance at December 31, 2007	$383	$385,057	$(1,051)	$37,417	$421,806
Net income				6,727	6,727
Net unrealized losses			$(40,881)		(40,881)
Stock based compensation	—	1,810			1,810
Dividends to shareholders				(4,788)	(4,788)

Balance at September 30, 2008	$383	$386,867	$(41,932)	$39,356	$384,674

See accompanying notes to the consolidated financial statements.

CastlePoint Holdings, Ltd.
Notes to Consolidated Financial Statements
(Unaudited)
Note 1 – Basis of Presentation – Summary of Significant Accounting Policies
The accompanying unaudited consolidated financial statements have been prepared in accordance with instructions for Form 10-Q and in conformity with Article 10 of Regulation S-X. Accordingly, the accompanying consolidated financial statements do not include all of the information and footnote disclosures required by generally accepted accounting principles (“GAAP”) in the United States of America. These statements should be read in conjunction with the consolidated financial statements as of and for the year ended December 31, 2007 and notes thereto included in the Company’s 2007 Annual Report on Form 10-K. The accompanying consolidated financial statements have not been audited by an independent registered public accounting firm in accordance with standards of the Public Company Accounting Oversight Board (United States), but in the opinion of management such financial statements include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the Company’s financial position and results of operations. The results of operations for the three and nine months ended September 30, 2008 may not be indicative of the results that may be expected for the year ending December 31, 2008. The consolidated financial statements include the accounts of CastlePoint Holdings, Ltd. (sometimes referred to as “CastlePoint Holdings” or the “Company”), and its wholly-owned subsidiaries, CastlePoint Bermuda Holdings Ltd. (“CastlePoint Bermuda Holdings”), CastlePoint Reinsurance Company, Ltd. (“CastlePoint Re”), CastlePoint Management Corp. (“CastlePoint Management”) and CastlePoint Insurance Company (“CastlePoint Insurance”). All significant inter-company balances have been eliminated. Business segment results are presented gross of all material inter-segment transactions.
Note 2 – Accounting Pronouncements
In September 2006, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 157, “Fair Value Measurements” (“SFAS No. 157”). This new standard provides guidance for using fair value to measure assets and liabilities. Under SFAS 157, fair value refers to the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants in the market in which the reporting entity operates. In this standard, the FASB clarifies the principle that fair value should be based on the assumptions market participants would use when pricing the asset or liability. In support of this principle, SFAS 157 establishes a fair value hierarchy that prioritizes the information used to develop those assumptions. The fair value hierarchy gives the highest priority to quoted prices in active markets and the lowest priority to unobservable data such as the reporting entity’s own data. Under the standard, fair value measurements are separately disclosed by level within the fair value hierarchy. The provisions of SFAS 157 were effective for financial statements issued for years beginning after November 15, 2007. The Company adopted the provisions of SFAS 157 on January 1, 2008. However, pursuant to FSP FAS 157-2, “Effective date of FASB Statement No. 157”, the Company elected to defer the effective date of FAS 157 for one year for non-financial assets and non-financial liabilities that are recognized or disclosed at fair value in the financial statements on a non-recurring basis.
In October 2008, the FASB issued FASB Staff Position (FSP) FAS 157-3, “Determining the Fair Value of a Financial Asset When the Market for That Asset Is Not Active.” The FSP clarifies the application of SFAS No. 157, “Fair Value Measurements”, in a market that is not active and provides an example to illustrate key considerations in determining the fair value of a financial asset when the market for that financial asset is not active. The FSP is effective October 10, 2008, and for prior periods for which financial statements have not been issued. Revisions resulting from a change in the valuation technique or its application should be accounted for as a change in accounting estimate following the guidance in SFAS No. 154, “Accounting Changes and Error Corrections.” The requirements of FSB 157-3 did not materially impact the Company’s consolidated financial condition or results of operations.
In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities” (“SFAS No. 159”). This standard permits entities to choose to measure many financial instruments and certain other items at fair value at specified election dates. The objective is to improve financial reporting by providing the entities with the opportunity to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting provisions. This standard also establishes presentation and disclosure requirements designed to facilitate comparisons between entities that choose different measurement attributes for similar types of assets and liabilities. This standard expands the use of fair value measurement. The standard was effective as of the beginning of an entity’s first fiscal year that begins after November 15, 2007. The Company did not elect to implement the fair value option for eligible financial assets and liabilities as of January 1, 2008.
In December 2007, the FASB issued SFAS No. 141(R), “Business Combinations” (“SFAS No. 141(R)”). This standard establishes principles and requirements for how the acquirer of a business recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, and any noncontrolling interest in the acquiree. SFAS No. 141(R) also provides guidance for recognizing and measuring the goodwill acquired in a business combination and determines what information to disclose to enable users of the financial statements to evaluate the nature and financial effects of the business combination. The guidance will become effective as of the beginning of the Company’s first fiscal year that begins after December 15, 2008. On August 5, 2008, the Company and Tower Group, Inc. (“Tower”) announced that they had entered into a definitive agreement for the acquisition of the Company by Tower in a transaction valued at approximately $490 million, but this transaction does not impact the Company based upon SFAS No. 141 (R) because the Company is being acquired and, therefore, the Company has not capitalized its expenses to date related to this transaction. Also, on August 27, 2008 the Company announced an agreement to acquire HIG, Inc. (Hermitage), and the Company has capitalized certain costs related to this acquisition that were $0.8 million for the nine months ended September 30, 2008. If the Hermitage acquisition were to close on or after January 1, 2009, it would be accounted for under SFAS No. 141(R).
In December 2007, the FASB issued SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements-an amendment of ARB No. 51” (“SFAS No. 160”). This standard establishes accounting and reporting standards for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary. The Company has not determined the effect that the adoption of SFAS No. 160 will have on its consolidated financial condition or results of operations because the impact of SFAS No. 160 is fact specific and will not be applicable until the Company acquires a noncontrolling interest in a subsidiary or deconsolidates a subsidiary after the effective date of SFAS No. 160.
In March 2008, the FASB issued SFAS No. 161, “Disclosures about Derivative Instruments and Hedging Activities” (“SFAS No. 161”). This standard will require enhanced disclosures concerning (1) the manner in which an entity uses derivatives, (2) the manner in which derivatives and related hedged items are accounted for under SFAS No. 133 and interpretations thereof, and (3) the effects that derivatives and related hedged items have on an entity’s financial position, financial performance, and cash flows. The guidance will become effective for fiscal years beginning after November 15, 2008. The Company is currently evaluating the impact that the adoption of SFAS No. 161 will have on its consolidated financial position or results of operations.
In May 2008, the FASB issued SFAS No. 162, “The Hierarchy of Generally Accepted Accounting Principles” (“SFAS No. 162”). This Statement identifies the sources of accounting principles and the framework for selecting the principles to be used in the preparation of financial statements of nongovernmental entities that are presented in conformity with generally accepted accounting principles (“GAAP”) in the United States (the “GAAP hierarchy”). This statement is effective November 15, 2008, and it will not have a material impact on the Company’s consolidated financial condition or results of operations.
Note 3 – Related Party Transactions
The Company and/or its subsidiaries are parties to a master agreement, certain reinsurance agreements, management agreements and service and expense sharing agreements with Tower, a Delaware corporation that is publicly traded in the U.S.A., or its insurance subsidiaries. In addition, CastlePoint Re participates as a reinsurer on Tower’s property and excess of loss reinsurance agreements. The transactions listed below are classified as related party transactions, as each counterparty may be deemed to be an affiliate of the Company.
The Company sub-leases the space in New York, New York for the headquarters of its subsidiaries, CastlePoint Management and CastlePoint Insurance, from Tower Insurance Company of New York, a subsidiary of Tower, at Tower’s cost.
Reinsurance Agreements: In April 2006, CastlePoint Re entered into three multi-year quota share reinsurance agreements with Tower’s insurance subsidiaries which were extended and will expire on their current terms in April 2010: the brokerage business quota share reinsurance agreement, the traditional program business quota share reinsurance agreement, and the specialty program business and insurance risk-sharing business quota share reinsurance agreement.
For the three months ended September 30, 2008, CastlePoint Re assumed 25% of Tower’s brokerage business under the brokerage business quota share reinsurance agreement as compared to 35% for the three months ended June 30, 2008 and as compared to 40% for the three months ended March 31, 2008. The change to 25% as of July 1, 2008 was on a new, renewal, and in force basis; thus, there was a return of $31.8 million in unearned premiums as of June 30, 2008 representing the difference between the unearned premiums for policies written subject to this agreement in prior periods at 35% and 40% ceding percentages, respectively, and the 25% ceding percentage as of July 1, 2008. This has been reflected as a reduction of written premiums in the three and nine month periods ended September 30, 2008. The ceding commission for this business was 36%, which is the sum of 34% provisional ceding commission and 2% contingent commission based upon loss ratio. Based upon the loss ratio for brokerage business, the Company has expensed the maximum ceding commission under this agreement. The reduction in the ceding percentage on the reinsurance business from Tower to 25% reflected the Company’s overall strategic decision to increase the primary business and moderate growth of its reinsurance business. As part of the implementation of this decision the reinsurance from Tower was reduced and primary business managed by Tower and written in CastlePoint Insurance was increased. In addition, CastlePoint Re allocated approximately $135 million of its assets to purchase Hermitage Insurance Company, which effectively reduces the amount of capital that otherwise would be available in CastlePoint Re to underwrite Tower’s business.

During the nine months ended September 30, 2008 the ceding percentages from Tower pursuant to the traditional program business quota share reinsurance agreement and the specialty program business and insurance risk-sharing business quota share reinsurance agreement remained unchanged such that CastlePoint Re assumed 50% and 85% of Tower’s premiums and losses in those businesses, respectively. The ceding commissions under these agreements reflect the actual costs of commissions, board, bureaus and taxes, and other fees paid to the program underwriting agencies or risk sharing clients on a program by program basis.
In October 2007, the Company and Tower jointly submitted two aggregate excess of loss reinsurance agreements for the brokerage business for review by the New York State Insurance Department. These agreements remain subject to regulatory review and are deemed approved and in effect. The purpose of the two aggregate excess of loss reinsurance agreements is to cause the loss ratios for the brokerage business of CastlePoint Insurance and Tower to be approximately equal. Under the first agreement, Tower agrees to reinsure 85% (the percentage will be adjusted to equal Tower’s actual percentage of the total brokerage business written by Tower and CastlePoint Insurance) of CastlePoint Insurance’s brokerage business losses that are in excess of a specified loss ratio for brokerage business written through Tower Risk Management Corp., a subsidiary of Tower and its Managing General Agency. Under the second agreement CastlePoint Insurance agrees to reinsure 15% (the percentage will be adjusted to equal CastlePoint’s actual percentage of the total brokerage business written by Tower and CastlePoint) of Tower’s brokerage business losses that are in excess of a specified loss ratio for brokerage business. Under both agreements, the loss ratio is calculated net of premiums paid for and losses recovered from specific excess reinsurance, property catastrophe reinsurance and facultative reinsurance, if any, which inure to the benefit of the agreement, and before any cessions to quota share reinsurance. For the nine months ended September 30, 2008, premiums ceded to Tower for the aggregate excess of loss treaty were $2.25 million and premiums assumed from Tower for the same corresponding aggregate excess of loss treaty were $2.25 million. As of September 30, 2008 based upon the relative loss ratios between CastlePoint and Tower prior to the aggregate excess of loss agreements, CastlePoint Insurance had net losses payable to Tower of $0.7 million under the aggregate excess of loss agreements.
Management Agreements: Tower and CastlePoint have entered into business management agreements with each other for brokerage business and program business; these management agreements have been approved by the New York State Insurance Department.
The business management agreement pertaining to Tower’s brokerage business provides that a portion of Tower’s brokerage business may be written directly in CastlePoint Insurance with Tower Risk Management as the manager of this business. For managing such business, Tower Risk Management Corp. is paid a management fee calculated using the sliding scale formula that was originally intended by the master agreement among the parties to be paid to Tower Insurance Company of New York for managing the brokerage business, net of specific aggregate and property catastrophe excess of loss reinsurance costs. The sliding scale commission provides that Tower Risk Management’s commission for the brokerage business is 31% of net premiums written, which can increase to 33% or decline to 28% depending on the loss ratio. For the nine months ended September 30, 2008 and September 30, 2007 and based upon the estimated loss ratio for brokerage business, CastlePoint Insurance accrued fees amounting to approximately $29.3 million and, $0.8 million, respectively, to Tower Risk Management. The accrued fees for the nine months ended September 30, 2008 were equal to approximately 32% of earned premiums attributed to this business.
The business management agreement pertaining to programs business that is managed by CastlePoint Management provides that a portion of program business may be written directly in Tower’s insurance companies and that CastlePoint Management would receive fees for providing certain underwriting and claims services for this business. As manager of the program and risk sharing business, CastlePoint Management performs certain underwriting and claims services with respect to program business and Tower reimburses CastlePoint Management for its actual costs, which include commissions paid to program underwriting agencies, fees paid to third party administrators to adjust claims, plus an allowance to CastlePoint Management for its actual internal costs, which for the three and nine months ended September 30, 2008 were approximately 5% of gross premiums written for programs business. Premiums payable and due to Tower for program business at September 30, 2008 and December 31, 2007 were $39.3 million and $8.6 million, respectively. For the three months ended September 30, 2008 and September 30, 2007, CastlePoint Management recorded commission revenue of $10.7 million and $1.5 million, respectively, from Tower. For the nine months ended September 30, 2008 and September 30, 2007, CastlePoint Management recorded commission revenue of $27.1 million and $3.7 million, respectively, from Tower. The net underwriting impact related to our agreements with Tower discussed above is as follows:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
($ in thousands)	2008	2007	2008	2007

Net premiums earned	$75,286	$53,751	$235,140	$137,526
Net losses incurred	43,186	28,058	127,525	70,907
Net commission expense	28,611	18,768	88,235	48,066
The following table summarizes balances with Tower:

	September 30,	December 31,
($ in millions)	2008	2007

Premiums receivable	$98.5	$105.4
Losses payable	22.6	1.7
Unearned premium reserves	178.8	175.2
Loss reserves	171.1	108.8
Deferred acquisition costs	59.4	61.7
Service and Expense Sharing Agreements: CastlePoint Management is a party to service and expense sharing agreements with Tower and certain of its subsidiaries. For the three and nine months ended September 30, 2008, Tower charged CastlePoint Management $0.4 million and $0.9 million, respectively, compared to $0.2  million and $0.5 million for the same periods in 2007, for services rendered in support of CastlePoint Management’s infrastructure as contemplated by the service and expense sharing agreements.
In addition to the services rendered in support of CastlePoint Management’s infrastructure, Tower rendered services for CastlePoint Management’s program business contemplated by the service and expense sharing agreements. For these services, Tower charged CastlePoint Management $0.2million and $0.5 million, for the three and nine months ended September 30, 2008 compared to $0.1 million and $0.3 million for the same periods in 2007.
Proposed Acquisition: On August 5, 2008, the Company and Tower announced that they had entered into a definitive agreement for the acquisition of the Company by Tower in a transaction valued at approximately $490 million. For details see Note 10 – Proposed Merger with Tower and Agreement to Acquire HIG, Inc. CastlePoint incurred $9.4 million in expenses in the nine month period ended September 30, 2008 related to this transaction.
Note 4 – Investments
The amortized cost and fair value of the investments by investment type as of September 30, 2008 and December 31, 2007 are as follows:

	Cost or	Gross	Gross
	Amortized	Unrealized	Unrealized	Estimated
($ in thousands)	Cost	Gains	Losses	Fair Value

September 30, 2008
Fixed Maturities:
US government and agencies securities	$6,072	$155	$—	$6,227
Corporate fixed maturities	143,094	316	(11,620)	131,790
Mortgage and asset-backed securities	399,463	505	(20,428)	379,540

Total fixed maturities	548,629	976	(32,048)	517,557
Equities	45,970	—	(12,305)	33,665
Short term investments	10,460	—	—	10,460

Total available-for-sale investments	$605,059	$976	$(44,353)	$561,682

December 31, 2007
Fixed Maturities:
US government and agencies securities	$8,598	$214	$—	$8,812
Corporate fixed maturities	132,268	1,372	(1,370)	132,270
Mortgage and asset-backed securities	343,623	3,124	(2,857)	343,890

Total fixed maturities	484,489	4,710	(4,227)	484,972
Equities	44,036	28	(1,662)	42,402

Total available-for-sale investments	$528,525	$4,738	$(5,889)	$527,374

On January 1, 2008, the Company adopted SFAS No. 157, “Fair Value Measurements” (“SFAS 157”), regarding fair value measurements. The valuation technique used to fair value the financial instruments is the market approach which uses prices and other relevant information generated by market transactions involving identical or comparable assets.
In accordance with SFAS 157, the Company has evaluated the various types of securities in its investment portfolio to determine an appropriate SFAS 157 fair value hierarchy level for each security based upon trading activity and the observability of market inputs. Based on this evaluation, each price was classified into Level 1, 2 or 3. Level 1 inputs are quoted prices in active markets for identical securities. Level 2 inputs are other than quoted prices included within Level 1 that are observable for the security, either directly or indirectly. Level 3 inputs are unobservable inputs for the security. Unobservable inputs are used to measure fair value to the extent that observable inputs are not available, thereby allowing for situations in which there is little, if any, market activity for the security at the measurement date. All of the prices represent observable prices, including similar securities in active markets, identical or similar securities in an inactive market or market corroborated inputs.
In accordance with SFAS 157, the Company determined that its investments in publicly-traded equity securities are categorized as Level 1 pricing. Investments in all fixed maturities, including U.S. government securities and preferred stock, are categorized as Level 2 pricing. No securities in the Company’s portfolio were priced using unobservable inputs and, therefore, the Company has not assigned any securities to Level 3.
As of September 30 2008, the Company’s investments are categorized into Levels as follows:

		Quoted Prices in	Significant Other	Significant Other
	Fair Value	Active Markets	Observable Inputs	Unobservable
($ in thousands)	Measurements	(Level 1)	(Level 2)	Inputs (Level 3)

Fixed maturity investments	$517,557	$—	$517,557	$—
Short-term investments	10,460	—	10,460	—
Equity investments	33,665	886	32,779	—

Total	$561,682	$886	$560,796	$—

As of September 30, 2008, $32.8 million (74.0%) of the Company’s invested assets that were in an unrealized loss position had been held for less than 12 months. Substantially all of the Company’s invested assets that were in an unrealized loss position at December 31, 2007 had been held for less than 12 months. Unrealized losses are as follows:

		Less than 12 Months		More than 12 Months		Total
	No. of		Unrealized		Unrealized		Unrealized
($ in thousands)	Positions	Fair Value	Losses	Fair Value	Losses	Fair Value	Losses
September 30, 2008
Corporates	70	$93,188	$(9,519)	$9,131	$(2,100)	$102,319	$(11,619)
Mortgage & asset-backed	111	323,163	(13,825)	5,787	(6,603)	328,950	(20,428)

Total fixed maturities	181	416,351	(23,344)	14,918	(8,703)	431,269	(32,047)
Equities	27	29,356	(9,483)	3,851	(2,823)	33,207	(12,306)

Total	208	$445,707	$(32,827)	$18,769	$(11,526)	$464,476	$(44,353)

December 31, 2007
Corporates	17	$26,836	$(1,370)	$—	$—	$26,836	$(1,370)
Mortgage & asset-backed	23	74,911	(2,846)	3,658	(11)	78,569	(2,857)

Total fixed maturities	40	101,747	(4,216)	3,658	(11)	105,405	(4,227)
Equities	9	19,721	(1,662)	—	—	19,721	(1,662)

Total	49	$121,468	$(5,878)	$3,658	$(11)	$125,126	$(5,889)

As of September 30, 2008, the Company had 208 securities in a gross unrealized loss position amounting to $44.4 million, of which $32.0 million (181 securities) was attributable to fixed maturities and $12.3 million (27 securities) was attributable to equity securities. Of the $32.0 million attributable to fixed maturities, $27.3 million was rated investment grade. The remaining $4.7 million unrealized loss was attributed to four securities rated BB. These are commercial mortgage-backed securities (“CMBS”). These securities, which are discussed below in the Mortgage and Asset-Backed Securities section, have been in an unrealized loss position for more than 12 months. The fair value at September 30, 2008 of these securities was 27% of amortized cost.
Corporate Fixed Maturities — The unrealized loss position of $11.6 million as of September 30, 2008 in corporate fixed maturities relates to 70 securities all rated BBB or above; 8 securities having a fair value of $2.1 million had been in an unrealized loss position for more than 12 months, the remaining 62 securities had a loss position totaling $9.5 million as of September 30, 2008. The security with the largest unrealized loss ($1.8 million) in this group is Morgan Stanley, with a coupon of 6.63%, a book yield of 6.625%, and is rated A+. The remaining corporate securities are distributed over the following industries—banks, brokerage, insurance, other finance, media, pipelines and utilities. The impairment on all fixed corporate maturities was considered temporary at September 30, 2008 and is generally the result of continued widening of spreads during the third quarter of 2008. The Company has both the ability and intent to hold these securities until there is a full recovery of fair value to the Company's cost basis, which may be maturity.
Mortgage and Asset-Backed Securities — The unrealized loss in mortgage and asset-backed securities of $20.4 million as of September 30, 2008 relates to 111 issues, with 106 issues rated AAA (fair value of $14.3 million), 1 issue rated BBB- (fair value of $1.3 million) and four issues rated BB (fair value of $4.7 million). All of these securities, except for certain positions with unrealized losses amounting to $6.6 million, had been in an unrealized loss position for less than 12 months as of September 30, 2008. The five securities rated BBB and BB are CMBS. Since all five securities are rated less than AA, a cash flow analysis was performed pursuant to Emerging Issues Task Force Issue 99-20, “Recognition of Interest Income and Impairment on Purchased and Retained Beneficial Interests in Securitized Financial Assets” (“EITF 99-20”). None of these securities indicated a reduction in the cash flow on a present value basis from what was originally expected at the date of the purchase. The impairment on all mortgage and asset-backed securities was considered temporary at September 30, 2008 and is due to the market disruptions caused by the significant decline in market liquidity affecting this sector. The Company has both the ability and intent to hold these securities until there is a full recovery of fair value to the Company's cost basis, which may be maturity.
Equity Securities — The unrealized loss in equity securities of $12.3 million as of September 30, 2008 relates to 27 issues. $9.5 million of these securities had been in an unrealized loss position for less than 12 months as of September 30, 2008. The largest single equity security in an unrealized loss position at September 30, 2008 was an investment in a fund comprised primarily of collateralized bank loans with an unrealized loss of $1.8 million. The loans have floating rates. The collateralization makes the loans structurally senior in priority to corporate bonds from the same issuers, providing additional credit protection. This security had been in an unrealized loss position for more than twelve months as of September 30, 2008. The unrealized loss is due to market disruptions caused by the significant decline in market liquidity and the continued spread widening during the third quarter of 2008. The remaining unrealized loss of $1.0 million for more than 12 months is comprised of 6 preferred stock issues. Other than the securities discussed below, after considering the current market dislocations and the magnitude and duration of the current impairment, the Company considered the impairment to be temporary at September 30, 2008.
For the three and nine months ended September 30, 2008, the Company recorded charges for other-than-temporary impairments of $8.0 million and $11.5 million, respectively, relating to investments as follows:
•	The Company recorded an impairment charge of $6.2 million on Lehman preferred stock holdings and Lehman corporate debt in the third quarter of 2008. The current fair value of Lehman corporate debt on the Company’s books at September 30, 2008 is $131,000.

•	A fund investment with an initial cost basis of $10.0 million was put into run-off by the fund manager during the second quarter of 2008 based on deteriorating conditions in the financial sector. The fund is comprised of primarily investment grade securities with a focus on the financial institutions segment of the credit markets (i.e., primarily trust preferred, subordinated debt and preferred securities). In June 2008, the fund returned $4.9 million leaving a remaining balance of $5.2 million. The Company recorded an other-than-temporary impairment charge of $2.0 million in June 2008, based on the belief that the fund would be liquidated by year end 2008 prior to a full recovery. During the third quarter of 2008, the company reflected an additional impairment charge of $1.5 million based on the fair value at September 30, 2008 of $1.6 million.

•	The Company recorded impairment charges of $0.7 million in the first and second quarters of 2008. In September 2008, the company recorded additional charges in the amount of $0.3 million relating to three publicly traded mortgage REITs, whose purpose is to own various mortgage-backed securities, including CMBS and agency and non-agency residential mortgage-backed securities (“MBS”). These investments were negatively impacted by the current real estate crisis and all three have reduced their dividends. The aggregate fair value of these securities at September 30, 2008 was $0.9 million.

•	The Company recorded impairment charges of $0.8 million relating to Fannie Mae and Freddie Mac preferred stock in June of 2008. These securities were subsequently sold in July of 2008.
Management believes the securities that were other-than-temporarily impaired at September 30, 2008 have been identified and are properly reflected in the financial statements.
The following table shows the ratings distribution of our fixed income portfolio as of September 30, 2008 and December 31, 2007:

	September 30, 2008		December 31, 2007
		Percentage of		Percentage of
($ in thousands)	Fair Value	Fair Value	Fair Value	Fair Value

Rating
U.S. Treasury securities	$6,227	1.2%	$3,218	0.7%
AAA	381,594	73.7%	352,079	72.6%
AA	38,491	7.5%	46,920	9.6%
A	47,206	9.1%	50,312	10.4%
BBB	42,081	8.1%	30,660	6.3%
BB	1,958	0.4%	1,783	0.4%

Total	$517,557	100.0%	$484,972	100.0%

Note 5 – Dividends Declared
Dividends declared and paid by the Company on its common shares for the three and nine months ended September 30, 2008 were $1.9 million and $4.8 million, or $0.05 and $0.125 per share, respectively. Dividends declared and paid by the Company on its common shares for the three and nine months ended September 30, 2007 were $1.0 million and $2.7 million, or $0.025 and $0.075 per share, respectively.
On October 30, 2008, the Board of Directors of CastlePoint Holdings approved a quarterly dividend of $0.05 per share payable December 31, 2008 to the Company’s shareholders of record as of December 15, 2008.

Note 6 – Earnings per Share
The following table shows the computation of the Company’s earnings per share:

	Income	Shares	Per Share
($ in thousands, except share and per share amounts)	(Numerator)	(Denominator)	Amount

Three months ended September 30, 2008
Net Loss	$(13,152)

Basic earnings per share	$(13,152)	38,282,320	$(0.34)

Effect of dilutive securities:
Stock options		—
Unvested restricted stock		—
Warrants		—

Diluted earnings per share	$(13,152)	38,282,320	$(0.34)

Three months ended September 30, 2007
Net Income	$10,541

Basic earnings per share	$10,541	38,277,148	$0.28

Effect of dilutive securities:
Stock options		51,106
Unvested restricted stock		—
Warrants		221,051

Diluted earnings per share	$10,541	38,549,305	$0.27

Nine months ended September 30, 2008
Net Income	$6,727

Basic earnings per share	$6,727	38,280,781	$0.18

Effect of dilutive securities:
Stock options		32,997
Unvested restricted stock		13,977
Warrants		75,694

Diluted earnings per share	$6,727	38,403,449	$0.18

Nine months ended September 30, 2007
Net Income	$28,130

Basic earnings per share	$28,130	35,658,652	$0.79

Effect of dilutive securities:
Stock options		76,960
Unvested restricted stock		—
Warrants		273,212

Diluted earnings per share	$28,130	36,008,824	$0.78

Basic earnings per common share is net income divided by the weighted average number of common shares outstanding during the period. Diluted earnings per common share includes the dilutive effect of additional potential common shares issuable under agreements relating to grants or issuances thereof. Due to the net loss incurred in the three months ended September 30, 2008, SFAS 128 required the Company to use basic weighted average common shares outstanding in the calculation of diluted earnings (loss) per share, since the inclusion of shares for share based compensation plans would have been antidilutive to the earnings per share calculation. For the three months ended September 30, 2007, weighted outstanding stock options of 542,829 and weighted restricted stock of 9,988 were not considered in computing diluted earnings per share because they were antidilutive. For the nine months ended September 30, 2008 and September 30, 2007, weighted outstanding stock options of 908,518 and 381,957 and weighted restricted stock of zero and 5,220, respectively, were not considered in computing diluted earnings per share because they were antidilutive.

Note 7 – Employee Compensation Plans
Long-Term Equity Compensation Plan
The following table provides an analysis of the stock option activity for the periods set forth below:

	Nine Months Ended September 30,
	2008		2007
		Weighted		Weighted
	Number of	Average	Number of	Average
	Shares	Exercise Price	Shares	Exercise Price
Outstanding at December 31, 2007	1,618,783	$11.50	1,082,666	$10.00
Granted at market value	499,518	10.12	556,254	14.52
Forfeitures and expirations	—	—	(20,137)	14.50
Exercised	—	—	—	—

Outstanding at September 30, 2008	2,118,301	11.18	1,618,783	11.50

Exercisable, end of period	908,105	10.89	376,133	10.00

Weighted average fair value per share of options granted		4.11		4.28
Options outstanding as of the dates set forth below are shown on the following schedule:

	Options Outstanding			Options Exercisable
		Average
		Remaining
	Number of	Contractual	Average	Number of	Average
Range of Exercise Prices	Shares	Life	Exercise Price	Shares	Exercise Price

September 30, 2008
$10.00 - 2006	1,082,666	7.50 years	$10.00	729,399	$10.00
$14.50 - 03/22/07	519,310	8.50 years	14.50	173,104	14.50
$15.25 - 04/30/07	16,807	8.58 years	15.25	5,602	15.25
$10.12 - 03/10/08	499,518	9.44 years	10.12	—	10.12

Total options	2,118,301	8.21 years	$11.18	908,105	$10.89

December 31, 2007
$10.00 - 2006	1,082,666	8.25 years	$10.00	376,133	$10.00
$14.50 - 03/22/07	519,310	9.25 years	14.50	—	—
$15.25 - 04/30/07	16,807	9.33 years	15.25	—	—

Total options	1,618,783	8.58 years	$11.50	376,133	$10.00

The Company uses the simplified method outlined in the SEC Staff Accounting Bulletin 110 to estimate expected lives for options granted during the period as historical exercise data is not available and the options meet the requirement set out in the Bulletin.
As of September 30, 2008 and December 31, 2007, there was $4.1 million and $4.0 million of unrecognized compensation costs related to 1,210,196 and 1,242,650 non-vested stock options, respectively. For employees, the cost is expected to be recognized over the vesting periods of the individual options, which extend up to 42 months. For non-employee directors, the cost for grants dated April 4, 2006 was recognized over the vesting period of 12 months following grant, and for grants dated March 22, 2007 the cost is expected to be recognized over the vesting period of 36 months following grant.. For the three months ended September 30, 2008 and the three months ended September 30, 2007, the Company recognized $0.7 million and $0.5 million of compensation expense related to share-based compensation, respectively. For the nine months ended September 30, 2008 and the nine months ended September 30, 2007, the Company recognized $1.8 million and $1.4 million of compensation expense related to share-based compensation, respectively.
During the three months ended September 30, 2008, there were no restricted stock shares granted. During the nine months ended September 30, 2008, 16,305 restricted stock shares were granted to non-employee directors. As of September 30, 2008, there were $0.1 million of unrecognized compensation costs related to 16,305 non-vested restricted stock grants for non-employee directors. Restricted stock shares granted to non-employee directors vest 12 months after the grant date.
Note 8 – Segment Information
The Company reports its results in three business segments: insurance, reinsurance and insurance services. The insurance segment includes the results of CastlePoint Insurance and CastlePoint Re for excess lines written on a primary basis. The reinsurance segment includes the results from the reinsurance business written through CastlePoint Re. The insurance services segment includes the results from managing the specialty and traditional program business and insurance risk-sharing business through CastlePoint Management, as well as results from providing unbundled insurance services to program underwriting managers. The Company evaluates segment profit, which excludes investment income, realized gains and losses, general corporate expenses, interest expense, income taxes and any other non-core business income or expense.

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
($ in thousands)	2008	2007	2008	2007

Insurance Segment
Revenues:
Net premiums earned	$35,794	$4,644	$88,763	$5,975

Total revenues	35,794	4,644	88,763	5,975

Expenses:
Net loss and loss adjustment expenses	19,175	2,997	47,682	3,715
Commission expenses	12,129	1,997	31,614	2,546
Other underwriting expenses	1,705	130	3,637	151

Total expenses	33,009	5,124	82,933	6,412

Segment profit (loss)	$2,785	$(480)	$5,830	$(437)

Reinsurance Segment
Revenues:
Net premiums earned	$77,482	$60,965	$235,731	$161,171

Total revenues	77,482	60,965	235,731	161,171

Expenses:
Net loss and loss adjustment expenses	46,535	31,485	133,224	84,075
Net Commission expenses	25,524	20,929	78,989	54,634
Other underwriting expenses	1,412	1,125	3,537	2,614

Total expenses	73,471	53,539	215,750	141,323

Segment profit	$4,011	$7,426	$19,981	$19,848

Insurance Services Segment
Revenues:
Direct commission revenue from program business	$11,217	$1,667	$29,212	$3,902

Total revenues	11,217	1,667	29,212	3,902

Expenses:
Direct commission expense from program business	9,653	1,222	25,358	2,930
Other insurance services expenses	2,231	1,435	6,234	4,566

Total expenses	11,884	2,657	31,592	7,496

Segment loss	$(667)	$(990)	$(2,380)	$(3,594)

The following table reconciles revenues by segment to consolidated revenues:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
($ in thousands)	2008	2007	2008	2007

Insurance segment	$35,794	$4,644	$88,763	$5,975
Reinsurance segment	77,482	60,965	235,731	161,171
Insurance services segment	11,217	1,667	29,212	3,902

Total segment revenues	124,493	67,277	353,706	171,048
Segment revenue elimination	(447)	—	(2,091)	—
Net investment income	9,206	7,538	22,590	21,417
Net realized investment gains (losses)	(10,470)	(79)	(11,906)	(98)

Consolidated revenues	$122,783	$74,736	$362,299	$192,367

The following table reconciles the results of the Company’s individual segments to consolidated income before taxes:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
($ in thousands)	2008	2007	2008	2007

Insurance segment profit (loss)	$2,785	$(480)	$5,830	$(437)
Reinsurance segment profit (loss)	4,011	7,426	19,981	19,848
Insurance services segment (loss)	(667)	(990)	(2,380)	(3,594)

Segment profit	6,129	5,956	23,431	15,817
Net investment income	9,206	7,538	22,590	21,417
Net realized investment gains (losses)	(10,470)	(79)	(11,906)	(98)
Corporate expenses	(10,811)	(1,576)	(15,382)	(4,652)
Interest expense	(2,875)	(2,254)	(8,543)	(6,608)

Income (loss) before taxes	$(8,820)	$9,585	$10,190	$25,876

Note 9 – Security Requirements
As required by the Company’s reinsurance agreements with its cedents, CastlePoint Re is required to collateralize amounts through a letter of credit, cash advance, funds held or investments in a trust account. The amount of the letter of credit or trust is generally adjusted each calendar quarter, with the required amount at least equal to the sum of the following contract amounts: (i) unearned premium reserve, (ii) paid loss and loss adjustment expense payable, (iii) loss and loss adjustment expenses reserves, (iv) loss incurred but not reported, (v) return and refund premiums, and (vi) less premium receivable. As of September 30, 2008 and December 31, 2007, CastlePoint Re maintained trusts and a letter of credit in the aggregate amount of $312.9 million and $218.1 million, respectively, at a Massachusetts trust company. As of September 30, 2008 and December 31, 2007, CastlePoint Insurance maintained a trust at the same trust company in the amount of $13.4 million and $8.0 million, respectively. Both CastlePoint Re and CastlePoint Insurance earn and collect the interest on the trust funds.
Note 10 – Proposed Merger with Tower and Agreement to Acquire HIG, Inc.
On August 5, 2008, the Company and Tower announced that they have entered into a definitive agreement for the acquisition of the Company by Tower in a transaction valued at approximately $490 million.
Under the terms of that agreement, based on the closing stock price for Tower on August 5, 2008 of $23.09, CastlePoint Holdings shareholders would receive a combination of Tower common stock and cash equal to $12.68 per CastlePoint share. Following the acquisition, Tower will continue to trade on NASDAQ under Tower’s existing ticker symbol, TWGP, and CastlePoint Holdings will be delisted.
Under the terms of the agreement, CastlePoint Holdings shareholders (other than Tower) will receive 0.47 shares of Tower common stock and cash consideration of $1.83 for each share of CastlePoint Holdings common stock. The exchange ratio is subject to adjustment based on Tower’s volume weighted average price per share during a 15 day trading window prior to closing, and will be fixed at 0.47 if the average price of Tower stock during such period is equal to or greater than $20.00 and equal to or less than $26.00. If the average stock price during such period is greater than $26.00, the exchange ratio will be adjusted downward to provide CastlePoint Holdings shareholders with a fixed value per share of $14.05 (including $1.83 of cash per share). If the average stock price during such period is less than $20.00 but equal to or more than $17.50, the exchange ratio will be adjusted upward to provide CastlePoint Holdings shareholders with a fixed value per share of $11.23 (including $1.83 of cash per share). However, if Tower’s average stock price during such period falls below $17.50, the exchange ratio will be fixed at 0.5371, and CastlePoint Holdings will have the right, for a limited period, to terminate the agreement, unless Tower elects to add Tower shares or cash to provide CastlePoint Holdings shareholders with a value per share of $11.23 (including the amount in cash per share).
No external financing for the proposed merger with Tower is required.
The terms of the agreement were negotiated and unanimously approved by the special committees of the boards of Tower and CastlePoint Holdings after considering the analysis and advice of their respective independent advisors. Each special committee consists solely of independent directors. The boards of directors of Tower and CastlePoint Holdings have also approved the agreement and transaction and recommended the agreement and transaction to their respective shareholders.
In connection with the proposed merger, the Company and Tower filed a preliminary registration statement/joint proxy statement with the Securities and Exchange Commission (“S.E.C.”) on September 30, 2008 as well as various forms with federal anti-trust regulators and state insurance regulatory authorities. The Company and Tower received comments from the S.E.C. on October 29, 2008, and responses to these comments and an amended preliminary registration statement/joint proxy statement was filed with the S.E.C. on November 10, 2008. The federal anti-trust regulators have terminated the waiting period under Hart-Scott-Rodino Antitrust Improvements Act. The New York Insurance Department (NYID) has decided that the merger agreement does not require their approval since the Company and Tower had been considered to be affiliates by the NYID. The Company expects to receive approvals from other state insurance authorities and intends to provide a final proxy statement for shareholders to vote in time to close the CastlePoint acquisition in late December 2008, assuming shareholder approval. However, the Company cannot guarantee that insurance regulatory approvals will be received or that the registration statement/joint proxy statement will be approved by the S.E.C. at the expected times, and consequently the closing of the proposed merger with Tower may not occur until early 2009, again assuming shareholder approval.
On August 27, 2008, the Company announced that CastlePoint Re entered into a definitive agreement for the acquisition of HIG, Inc. (“Hermitage”). CastlePoint Re will pay the seller $27 million in cash plus the adjusted closing book value of Hermitage, which includes two operating insurance companies, Hermitage Insurance Company and Kodiak Insurance Company. The transaction is subject to regulatory approvals and other customary closing conditions. The total cash consideration is expected to be approximately $135 million with no external financing required.
If the merger with Tower is not consummated or is delayed until after the acquisition of Hermitage, then CastlePoint Re has agreed to sell the renewal rights for the Hermitage business to Tower for $16 million. Under the renewal rights agreement, CastlePoint Re will retain the surplus, unearned premiums and loss reserves of Hermitage and the master agreement with Tower will be extended for an additional year, subject to certain adjustments, and Tower will acquire the operating assets of Hermitage, including rights to existing insurance policy renewals and producer appointments.
Note 11 – Subsequent Events
Dividends
On October 30, 2008, the Board of Directors of CastlePoint Holdings approved a quarterly dividend of $0.05 per share payable December 31, 2008 to the Company’s shareholders of record as of December 15, 2008.